Exhibit 99.1

AST SpaceMobile Announces Preliminary Results of Redemption of Public Warrants

MIDLAND, TX, September 30, 2024 – AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by everyday smartphones, designed for both commercial and government applications, today announced the preliminary results of its redemption of all of its outstanding publicly traded warrants (the “Public Warrants”) to purchase shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that were issued under the Warrant Agreement dated as of September 13, 2019 (the “Warrant Agreement”), by and between AST SpaceMobile (f/k/a New Providence Acquisition Corp. (“NPA”)) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), for a redemption price of $0.01 per warrant (the “Redemption Price”), that remained outstanding at 5:00 p.m. New York City time on Friday, September 27, 2024 (the “Redemption Date”).

On August 28, 2024, AST SpaceMobile issued a press release stating that, pursuant to the terms of the Warrant Agreement, on the Redemption Date, it would redeem all of the outstanding Public Warrants at the Redemption Price. Based on preliminary results, 13,581,996 Public Warrants were exercised for cash at an exercise price of $11.50 per share of Class A Common Stock, representing approximately 99.89% of the outstanding Public Warrants. A total of 260,987 Public Warrants remained unexercised as of the Redemption Date. The preceding results are preliminary and are subject to change. The final results will be available following the expiration of the broker protect period at 5:00 p.m. New York City Time on October 1, 2024. Following the Redemption Date, the Company had no Public Warrants outstanding.

In connection with the redemption, the Public Warrants ceased trading on the Nasdaq Global Select Market (“Nasdaq”) and were delisted, with the trading suspension announced on September 27, 2024. The Class A Common Stock continues to trade on the Nasdaq under the symbol “ASTS”.

About AST SpaceMobile

AST SpaceMobile is building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio, and designed for both commercial and government applications. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today’s five billion mobile subscribers and finally bring broadband to the billions who remain unconnected. For more information, follow AST SpaceMobile on YouTube, X (Formerly Twitter), LinkedIn and Facebook. Watch this video for an overview of the SpaceMobile mission.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any AST SpaceMobile securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results of AST SpaceMobile to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside AST SpaceMobile’s control and are difficult to predict.

Factors that could cause such differences include, but are not limited to: (i) expectations regarding AST SpaceMobile’s strategies and future financial performance, including AST’s future business plans or objectives, expected functionality of the SpaceMobile Service, anticipated timing of the launch of the Block 2 Bluebird satellites, anticipated demand and acceptance of mobile satellite services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and AST SpaceMobile’s ability to invest in growth initiatives; (ii) the negotiation of definitive agreements with mobile network operators relating to the SpaceMobile Service that would supersede preliminary agreements and memoranda of understanding and the ability to enter into commercial agreements with other parties or government entities; (iii) the ability of AST SpaceMobile to grow and manage growth profitably and retain its key employees and AST SpaceMobile’s responses to actions of its competitors and its ability to effectively compete; (iv) changes in applicable laws or regulations; (v) the possibility that AST SpaceMobile may be adversely affected by other economic, business, and/or competitive factors; (vi) the outcome of any legal proceedings that may be instituted against AST SpaceMobile; and (vii) other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission (SEC), including those in the Risk Factors section of AST SpaceMobile’s Form 10-K filed with the SEC on April 1, 2024.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors in AST SpaceMobile’s Form 10-K filed with the SEC on April 1, 2024. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:

Scott Wisniewski

investors@ast-science.com

Media Contact:

Allison

Eva Murphy Ryan

917-547-7289

AstSpaceMobile@allisonpr.com